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                                   EXHIBIT 22


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                                                                      EXHIBIT 22

                        SUBSIDIARIES OF NORTH COUNTY BANCORP

1. North County Bank, a California state chartered bank, is a subsidiary of North County Bancorp.

2. NCB Joint Venture-I, Inc. a California corporation, is a subsidiary of North County Bank, and is a participant in Ledford/NCB-I, a California joint venture.

3. GWB Development, a California corporation, is a subsidiary of North County Bank, and is a partner in B & G Joint Venture, a California general partnership.

4.   NCB Mortgage, a California corporation, is a subsidiary of North County
     Bank.


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